EXHIBIT 99.2

News

Rudolph Technologies, Inc. Announces Proposed Offering of

$50 Million of Convertible Senior Notes Due 2016

Flanders, New Jersey (July 19, 2011) —  Rudolph Technologies, Inc. (NASDAQ: RTEC) (the “Company”) today announced it intends to offer, subject to market and other conditions, $50 million in aggregate principal amount of convertible senior notes due 2016. The notes will be sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also intends to grant to the initial purchaser of the notes an option to purchase up to an additional $10 million aggregate principal amount of the notes.

The Company will use a portion of the proceeds of the offering to pay the cost of a convertible note hedge transaction in connection with the offering as described below. The Company intends to use the remaining net proceeds from the offering for general corporate purposes, which may include financing potential acquisitions and strategic transactions, growth initiatives and working capital.

The notes will be general unsecured and unsubordinated obligations of the Company, ranking equally in right of payment to all existing and future senior indebtedness, and senior in right of payment to any future indebtedness that is expressly subordinated to the notes, of the Company. The notes will be convertible, subject to certain conditions. Upon conversion, the Company will pay cash up to the aggregate principal amount of the notes to be converted and deliver shares of its common stock in respect of the remainder, if any, of the conversion obligation in excess of the aggregate principal amount of the notes being converted. The interest rate, conversion rate, conversion price and other terms of the notes will be determined at the time of the pricing of the offering.

In connection with the offering of the notes, the Company plans to enter into convertible note hedge and warrant transactions with an affiliate of the initial purchaser. The convertible note hedge transaction is intended to reduce the potential dilution upon conversion of the notes. However, the warrant transaction will have a dilutive effect on the Company’s earnings per share to the extent that the price of its common stock exceeds the strike price of the warrant. The Company expects that the counterparty will enter into various over-the-counter derivative transactions with respect to the Company’s common stock concurrently with, or shortly after, the pricing of the notes and may unwind or enter into various over-the-counter derivatives and/or purchase the Company’s common stock in secondary market transactions following the pricing of the notes. If the initial purchaser exercises its option to purchase additional notes, the Company may enter into additional convertible note hedge and warrant transactions.

The notes, and any shares of the Company’s common stock issuable upon conversion of the notes, have not been and will not be registered under the Securities Act, or any state securities law, and may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. persons absent registration under the Securities Act, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, including the notes or any shares of the Company’s common stock issuable upon conversion of the notes, nor shall there be any offer, solicitation or sale of any securities, including any notes or any shares of the Company’s common stock issuable upon conversion of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The company’s yield management solutions are used in both the wafer processing and final manufacturing of ICs, as well as in emerging markets such as LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the company’s web site at www.rudolphtech.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), which include, among other things, those concerning whether or not the Company will offer the notes or consummate the proposed offering, the final terms of the notes and the proposed offering, prevailing market conditions, the anticipated principal amount of the notes and the anticipated use of the proceeds of the proposed offering. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Act. Forward-looking statements may be identified by the words such as, but not limited to, “intend,” “expect,” “estimate,” “anticipate,” “believe,” “plan,” “should,” “may,” “could,” “will,” “continue,” and words or phrases of similar meaning. As the forward-looking statements are based on the Company’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. All forward-looking statements included in this press release are based on management’s assessment of information available to the Company on the date hereof or thereof and are subject to certain risks, uncertainties and assumptions. The forward-looking statements reflect the Company’s position as of the date they were made and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Actual results may differ materially from those projected in such forward-looking statements for a number of reasons including, but not limited to, the following: prevailing market conditions, the Company’s ability to weather difficult economic environments, variations in the level of orders which can be affected by general economic conditions and growth rates in the semiconductor manufacturing industry and in the markets served by its customers, the strength/weakness of the back-end and/or front-end semiconductor market segments, the Company’s ability to leverage its resources to improve its position in its core markets, the Company’s ability to open new market opportunities and target high-margin markets, the international economic and political climates, difficulties or delays in product functionality or performance, the delivery performance of sole source vendors, the timing of future product releases, failure to respond adequately to either changes in technology or customer preferences, changes in pricing by the Company or its competitors, ability to manage growth, risk of nonpayment of accounts receivable, changes in budgeted costs and other business, economic, competitive, governmental, regulatory, political or technological factors affecting the Company’s operations, pricing or services. Additional information and considerations regarding the risks faced by the Company are available in its Annual Report on Form 10-K, as amended, for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.

Contacts:

Company:	Investor Relations:
Steven R. Roth	Laura Guerrant-Oiye
Chief Financial Officer	Principal, Guerrant Associates
973.448.4302	808.882.1467
steven.roth@rudolphtech.com	lguerrant@guerrantir.com